EQUITY MARKETING, INC. REPORTS ALL TIME RECORD FOURTH QUARTER
                             AND YEAR-END RESULTS

     *     REVENUES RISE 44% IN THE FOURTH QUARTER, UP 31% FOR THE YEAR
     *     DILUTED EARNINGS PER SHARE UP 43% IN THE QUARTER, UP 23% FOR THE
           YEAR

     LOS ANGELES, CA, FEBRUARY 25, 1998 -- Equity Marketing, Inc. (Nasdaq:
EMAK) today announced record financial results for the fourth quarter and year ended December 31, 1997. Total revenues and diluted earnings per share for the fourth quarter and year-end were the highest in the company's history.

     Total revenues for the fourth quarter reached $50.6 million, representing the Company's highest all time quarterly revenues and an increase of 44% over the fourth quarter of 1996. Net income rose 49% to $3.6 million for the quarter, or $0.57 per diluted share, compared to $2.4 million, or $0.40 per diluted share, in the fourth quarter of 1996. Weighted average diluted shares outstanding were 6,318,001 and 6,082,315 for the fourth quarter of 1997 and 1996, respectively.

     Total revenues for the year ended December 31, 1997 were $146.5 million, representing another all time record and an increase of 31% over 1996. This marks the Company's fourth consecutive year of revenue growth in excess of 30%. Net income rose 29% to $9.6 million, or $1.55 per diluted share, compared to $7.4 million, or $1.26 per diluted share, in 1996. This represents an increase in earnings per diluted share of 23% with weighted average diluted shares outstanding of 6,216,794 and 5,891,357 for 1997 and 1996, respectively.

     Commenting on the results, Donald A. Kurz and Stephen P. Robeck, Co-Chief Executive Officers, said, "We are extremely pleased with our record performance for both the fourth quarter and for the year as a whole. Our outstanding performance reflects consistent pursuit of double-digit growth through client and distribution channel diversification, increased business with key clients, and expansion of our international business. At the core of this success is Equity

                                    -more-

Equity Marketing, Inc.
Page 2:

Marketing's ability to access the best intellectual property, create low-cost value added product and distribute product through two mutually supportive distribution channels: Equity Promotions and Equity Toys. During the fourth quarter of 1997, revenues were driven by a combination of promotions related to key entertainment licenses for clients such as Burger King and Shell Oil, and a mix of our retail toy lines based on properties such as WISHBONE, THE LAND BEFORE TIME and LOONEY TUNES."

     Highlights that impacted 1997 operating results and developments that will drive growth in the coming year include:
     * A 25% increase in revenues in the Equity Promotions division, led by a record year for the Burger King business, and a 61% sales increase in the Equity Toys division.
     * A consolidation of the Company's other worldwide promotions sales effort, leading to many new domestic and international clients. New US clients in 1997 included:
           * Choice Hotels, Elmer Candies, Buena Vista Home Entertainment, Warner Brothers Home Video and Pepperidge Farm.
           On the international front, key revenue contributors in 1997 were:
           * Kellogg's, Coca-Cola, Duracell, Aquas Calientes, YPF Argentina, Nestle, Molinos and Efe.
     * Continued growth with Shell Oil Products Company and NASCAR relationships. This year Equity Marketing secured Shell's first entertainment promotion, a program tied to Twentieth Century Fox's ANASTASIA. In February 1998, the Company was named agency of record by Shell for its motorsports programs, providing the opportunity for significant growth over the next several years.
     * Significant domestic and international contracts associated with key entertainment licenses for Hollywood event films released in 1997, including LOST WORLD: JURASSIC PARK, HERCULES, BATMAN & ROBIN and ANASTASIA.
     * A three-year agreement for Equity Toys to act as worldwide master toy licensee for Universal Studios' BABE: PIG IN THE
           CITY.
     * A three-year worldwide agreement with Sony Signatures for Equity Toys to manufacture products based on TriStar Picture's upcoming monster epic GODZILLA.
     * Continued development of Equity Toys' evergreen lines, such as THE LAND BEFORE TIME and WISHBONE.

     Commenting on the outlook for 1998, Messrs. Kurz and Robeck continued, "Having just completed our most successful Toy Fair ever and with outstanding promotional sales opportunities based on a strong slate of all-family movie releases scheduled for 1998, we expect another year of double digit sales and earnings growth in 1998. However, a number of these movies are scheduled to be released in the second half of this year. As a result, we currently anticipate that revenue in the first half will be approximately equal to 1997, while earnings per share will be down significantly, primarily due to the planned build-up in staffing to accommodate our anticipated growth for the year. In addition, first quarter EPS, which will likely be $0.08 - $0.10, will be compared to an exceptional first quarter in 1997 which had an usually profitable mix of sales, resulting in gross margins that were well above full-year levels."

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Equity Marketing, Inc.
Page 3:

     The foregoing paragraphs contain forward-looking statements. The Company wishes to caution readers that forward-looking statements are based on assumptions which may or may not prove accurate and accordingly are necessarily speculative. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Actual results could vary materially from those anticipated for a variety of reasons, including, without limitation, the potential cancellation and/or delay of promotions due to delays in release of the theatrical motion pictures, the failure of the Company to obtain promotions projects based on these motion pictures at anticipated levels, the success or failure of a specific motion picture or television property, the loss of existing licenses or the inability to renew or extend licenses under favorable terms, consumer demand for its products, the Company's dependence on a single customer, quarterly fluctuations in financials results and increases in international tariff rates, which would increase the Company's cost of sales.

     Equity Marketing designs, develops, produces and markets worldwide a broad range of toys, gifts and other products based on characters from popular entertainment properties licensed by major television and motion pictures studios, as well as its own original characters and concepts. Through its Equity Promotions division, the Company develops and manufactures promotional toys and other products for a wide range of consumer-oriented companies. Through Equity Toys, the Company creates and manufactures products for sale through leading mass-market and specialty retailers.

                                     ###

This news release contains forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Equity Marketing, Inc.
Year End Financial Results
Page 4:

                            EQUITY MARKETING, INC.

                  Condensed Consolidated Statements of Income
                (In thousands, except share and per share data)


                                                   THREE MONTHS ENDED                       TWELVE MONTHS ENDED
                                                      DECEMBER 31,                              DECEMBER 31,
                                                      -----------                               -----------
                                                      (UNAUDITED)
                                                1997                1996                 1997                 1996
                                            ------------        ------------         ------------         ------------
Revenues                                    $     50,595        $     35,033         $    146,508         $    111,747
Cost of sales                                     39,116              26,672              110,508               83,598
                                            ------------        ------------         ------------         ------------
Gross profit                                      11,479               8,361               36,000               23,149
Operating expenses                                 5,710               4,573               20,875               16,734
                                            ------------        ------------         ------------         ------------
Operating income                                   5,769               3,788               15,125               11,415
Other income                                         125                  35                  522                  259
                                            ------------        ------------         ------------         ------------
Income before provision for income taxes           5,894               3,823               15,647               11,674
Provision for income taxes                         2,269               1,395                6,024                4,231
                                            ------------        ------------         ------------         ------------
Net income                                  $      3,625        $      2,428         $      9,623         $      7,443
                                            ============        ============         ============         ============
Basic Income Per Share
   Earnings Per Share                             $ 0.61              $ 0.43               $ 1.63               $ 1.33
                                            ============        ============         ============         ============
   Weighted Average Shares Outstanding         5,966,398           5,709,731            5,913,313            5,598,268
                                            ============        ============         ============         ============
Diluted Income Per Share
   Earnings Per Share                             $ 0.57              $ 0.40               $ 1.55               $ 1.26
                                            ============        ============         ============         ============
   Weighted Average Shares Outstanding         6,318,001           6,082,315            6,216,794            5,891,357
                                            ============        ============         ============         ============

Equity Marketing, Inc.
Year End Financial Results
Page 5:

                            EQUITY MARKETING, INC.

                     Condensed Consolidated Balance Sheets
                               (In thousands)



ASSETS                              DECEMBER 31,              DECEMBER 31,
                                        1997                      1996
                                    ------------              ------------
Cash and short-term investments     $      8,935              $      8,502
Account receivable, net                   27,773                    13,092
Inventory                                  8,658                     4,715
Prepaids and other current assets          3,749                     2,797
                                    ------------              ------------
   CURRENT ASSETS                         49,115                    29,106
Fixed assets, net                          2,550                     2,285
Other assets                               5,488                     5,802
                                    ____________              ____________
   TOTAL ASSETS                     $     57,153              $     37,193
                                    ============              ============

LIABILITIES AND
STOCKHOLDERS' EQUITY                DECEMBER 31,              DECEMBER 31,
                                        1997                     1996
                                    ------------              ------------
Accounts payable                    $     14,560              $      4,884
Accrued expenses                           5,322                     6,041
Other current liabilities                    169                       229
                                    ------------              ------------
   CURRENT LIABILITIES                    20,051                    11,154
Long-term liabilities                        962                     1,006
                                    ------------              ------------
   TOTAL LIABILITIES                      21,013                    12,160
Stockholders' equity                      36,140                    25,033
                                    ------------              ------------
   TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY             $     57,153              $     37,193
                                    ============              ============
